Exhibit 99.1

February 5, 2015

For Immediate Release----------------------------------------------------------------------------

Baylake Corp. Names Murphy to Board of Directors

Sturgeon Bay, WI----The Baylake Corp. (NASDAQ:BYLK) Board of Directors announced the appointment of Bill Murphy to serve as a member of the Board of Directors for Baylake Corp. and Baylake Bank. It is expected that he will be nominated for election to a full term on the Board at the Baylake Corp. 2015 annual shareholders meeting.

Murphy is CFO of Motion Products, Inc., overseeing the daily operations.  Based in Neenah, WI, Motion Products, Inc. is a world class car restoration business that he helped form in 1984.  Under Murphy’s leadership the company has developed techniques that no other shop in the world uses and has the capabilities to reproduce just about any classic car. Clients from all walks of life and all over the world seek out Motion Products, Inc. due to their unique skill set in working with demanding customers and high tech manufacturing concepts such as 3D scanning. For that reason Murphy and his partner created a second company called Fused Innovations. Fused Innovations is dedicated to delivering technology and innovative solutions to manufacturing and commercial applications. Process equipment and materials are developed to help local business compete in a global economy.

“We are very pleased to announce that Mr. Murphy will join the Baylake Corp. and Baylake Bank Board of Directors,” said Robert W. Agnew, co-chairman of the Baylake Corp. Board of Directors, as well as chairman for the nominating committee.  “We believe Bill will make an outstanding contribution to our board and the bank.”

Murphy started his journey at Murphy Concrete Construction (MCC), a construction and concrete company founded by his grandfather. During his high school years he worked in the warehouse of the concrete operation cleaning and doing odd jobs, then working his way through the company taking on additional responsibility. At age 36 he became the President of Wisconsin Ready Mixed Concrete Association and joined the board of the National Ready Mixed Concrete Association in 2000. Murphy and his family live in Greenville and he has lived and worked in the Fox Valley his entire life.

Baylake Corp. headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Baylake Bank, provides a variety of banking and financial services from 21 financial centers located throughout Northeast Wisconsin, in Brown, Door, Kewaunee, and Outagamie Counties. Baylake Bank Member FDIC.

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For more information, contact:

Rick Bondowski

Baylake Bank

Director of Marketing & Sales

920-430-9800

1-800-267-3610